                                                                EXHIBIT 11(a)(3)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units. Each Offer is being made solely by the Offer to Purchase dated May 12, 1998 and the related Agreement of Transfer and Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of the Unit Holders that reside in any jurisdiction in which making or accepting each Offer would violate that jurisdiction's laws.
            In those jurisdictions where the laws require each Offer
              to be made by a licensed broker or dealer, the Offer
                   shall be deemed to be made on behalf of the
                    Purchaser, if at all, only by one or more
                     registered brokers or dealers licensed
                        under the laws of the applicable
                                  jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

               UP TO 745 UNITS OF                            UP TO 1,772 UNITS OF
          LIMITED PARTNERSHIP INTERESTS                  LIMITED PARTNERSHIP INTERESTS
                       IN                                             IN
     WNC CALIFORNIA HOUSING TAX CREDITS, LP        WNC CALIFORNIA HOUSING TAX CREDITS II, LP
                       AT                                             AT
                $100 NET PER UNIT                              $310 NET PER UNIT
                 ---------------                                ---------------

              UP TO 1,799 UNITS OF                            UP TO 700 UNITS OF
          LIMITED PARTNERSHIP INTERESTS                  LIMITED PARTNERSHIP INTERESTS
                       IN                                             IN
   WNC CALIFORNIA HOUSING TAX CREDITS III, LP         WNC HOUSING TAX CREDIT FUND II, LP
                       AT                                             AT
                $500 NET PER UNIT                              $200 NET PER UNIT

                                ---------------

                                UP TO 1,500 UNITS
                          LIMITED PARTNERSHIP INTERESTS
                                       IN
                       WNC HOUSING TAX CREDIT FUND III, LP
                                       AT
                                $600 NET PER UNIT

                                       BY

                        EVEREST TAX CREDIT INVESTORS, LLC

        Everest Tax Credit Investors, LLC, a California limited liability company (the "Purchaser"), is offering to purchase up to: (i) 745 units of limited partnership interest (" WNC Cal. Units") in WNC California Housing Tax Credits, LP, a California limited partnership, at a net cash price of $100 per WNC Cal. Unit; (ii) 1,772 units of limited partnership interest ("WNC Cal. II Units") in WNC California Housing Tax Credits II, LP, a California limited partnership, at a net cash price of $310 per WNC Cal. II Unit; (iii) 1,799 units of limited partnership interest ("WNC Cal. III Units") in WNC California Housing Tax Credits III, LP, a California limited partnership, at a net cash price of $500 per WNC Cal. III Unit; (iv) 700 units of limited partnership interest ("WNC Fund II Units") in WNC Housing Tax Credit Fund II, LP, a California limited partnership, at a net cash price of $200 per WNC Fund II Unit; and (v) 1,500 units of limited partnership interest ("WNC Fund III Units") in WNC Housing Tax Credit Fund III, LP, a California limited partnership, at a net cash price of $600 per WNC Fund III Unit (each of the defined units a "Unit" and collectively the "Units") (each of the limited partnerships a "Partnership" and collectively the "Partnerships"), in each case, without interest, less the amount of the Distributions (as defined in Purchaser's Offer to Purchase with respect to each Partnership) per Unit, if any, made to the holders of Units ("Unit Holders") by the Partnerships after April 14, 1998 and less any tax credits allocated to selling Unit Holders after June 30, 1998, and less any transfer fees imposed by the Partnerships for each transfer. Each Offer (as defined below) is upon the terms set forth in Purchaser's Offer to Purchase with respect to each Partnership, dated May 12, 1998 (the "Offer to Purchase") and in the related Agreement of Transfer and Letter of Transmittal with respect to each Partnership (the "Letter of Transmittal"), as each may be supplemented or amended from time to time. Each Offer to Purchase and the related Letter of Transmittal constitute the "Offer." Each Offer is not conditioned upon financing.

     THE OFFER, WITHDRAWAL RIGHTS AND PRO-RATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON MONDAY, JUNE 15, 1998 UNLESS THE OFFER
                                  IS EXTENDED.

        For purposes of each Offer, the Purchaser will be deemed to have accepted for payment pursuant to the Offer, and thereby purchased, validly tendered Units if, as and when the Purchaser gives oral or written notice to the Partnerships of the Purchaser's acceptance of those Units for payment pursuant to each Offer. Upon the terms and subject to the conditions of each Offer, payment for Units accepted for payment pursuant to the Offer will be made and transmitted directly to the Unit Holders whose Units have been accepted for payment.

        The Purchaser is making each Offer in order to acquire a substantial equity interest in the Partnerships primarily for investment and does not currently intend to change current management or the operation of the Partnerships and does not have current plans for any extraordinary transaction involving the Partnerships.

        In all cases, payment for Units purchased pursuant to each Offer will be made only after timely receipt by the Purchaser of: (i) a properly completed and duly executed and acknowledged Letter of Transmittal, (ii) any other documents required by the Letter of Transmittal, and (iii) written confirmation from the respective Partnership of the transfer of the Units to the Purchaser. If more than the Units being sought in each Offer are validly tendered and not withdrawn on or prior to the Expiration Date, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept and pay for an aggregate of the Units being sought in each Offer (or, if less, the maximum number of Units that can be purchased without imposing limitations on future resales), pro rata, with appropriate adjustments to avoid purchases of fractional Units and purchases that would cause a Unit Holder who sells fewer than all of its Units to continue to hold fewer than 5 Units. Under no circumstance will interest on the purchase price for Units be paid, regardless of any extension of the Offer or delay in making the payment to Unit Holders.

        The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, June 15, 1998 unless the Purchaser in its sole discretion extends the period of time during which each Offer is open, in which event the term "Expiration Date" will mean the latest time and date to which each Offer is extended by the Purchaser. Subject to the applicable regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time, to extend the period of time during which each Offer is open for any reason, including the occurrence of any of the events specified in the Offer to Purchase. Any extension will be followed by a press release or public announcement made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        Tenders of Units made pursuant to each Offer are irrevocable, except that Units tendered pursuant to each Offer may be withdrawn at any time on or prior to the Expiration Date and, unless already accepted for payment by the Purchaser pursuant to each Offer, may also be withdrawn at any time after July 13, 1998. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person(s) who tendered the Units to be withdrawn and must be signed by the person(s) who signed the respective Letter of Transmittal in the same manner as such Letter of Transmittal was signed. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, at any time prior to the Expiration Date.

        The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended (the "Act"), is contained in each Offer to Purchase and is incorporated herein by reference.

        A request is being made under Rule 14d-5 under the Act, for the use of the list of the Unit Holders for the purpose of disseminating each Offer to the respective Unit Holders. Upon compliance by each Partnership with the request, the appropriate Offer to Purchase and the Letter of Transmittal and, if required, other relevant materials will be mailed to registered owners of the Units and will be furnished to brokers, banks and similar persons whose names, or whose nominees, appear on the list of Unit Holders, or if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Units.

        Questions and requests for assistance may be directed to the Purchaser at its address and telephone number set forth below. Copies of the Offer to Purchase and the related Letter of Transmittal may be obtained from the Purchaser, and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Units pursuant to the Offer.

                Information About Each Offer is Available From:

                       EVEREST TAX CREDIT INVESTORS, LLC
                       199 S. LOS ROBLES AVE., SUITE 440
                           PASADENA, CALIFORNIA 91101
                           TELEPHONE: (800) 611-4613
                           FACSIMILE:  (626) 585-5929


May 12, 1998